Exhibit 10.25

FIRST AMENDMENT
THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of January 28, 2013, by and between 1031, 1035, 1039 NORTH MCDOWELL, LLC, a Delaware limited liability company (“Landlord”), and CALIX NETWORKS, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord (as successor in interest to RNM Lakeville, LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated February 13, 2009 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 82,082 rentable square feet (the “Premises”) in the building located at 1035 North McDowell Boulevard, Petaluma, California (the “Building”).

B.	The Lease by its terms shall expire on February 15, 2014 (“Prior Expiration Date”), and the parties desire to extend the Lease Term, all on the following terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension. The Lease Term is hereby extended for a period of sixty (60) months and thirteen (13) days and shall expire on February 28, 2019 (“Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Expiration Date (“Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Lease Term”.

2.
Base Rent. Notwithstanding anything to the contrary contained in the Lease, as of February 1, 2013, the schedule of Base Rent payable with respect to the Premises during the remainder of the current Lease Term and during the Extended Lease Term is the following:

Period	Rentable Square Footage	Annual Base Rent	Monthly Base Rent
2/1/2013 – 1/31/2014	82,082	$886,485.60	$73,873.80
2/1/2014 – 1/31/2015	82,082	$913,080.17	$76,090.01
2/1/2015 – 1/31/2016	82,082	$940,472.58	$78,372.72
2/1/2016 – 1/31/2017	82,082	$968,686.76	$80,723.90
2/1/2017 – 1/31/2018	82,082	$997,747.36	$83,145.61
2/1/2018 – 1/31/2019	82,082	$1,027,679.78	$85,639.98
2/1/2019 – 2/28/2019	82,082	$1,058,510.17	$88,209.18
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby. Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to the Premises in the amount of $73,873.80 per month for the period commencing February 1, 2013 and continuing until April 30, 2013. The maximum total amount of Base Rent abated with respect to the Premises in accordance with the foregoing shall equal

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$221,621.40 (the “Abated Base Rent”). If Tenant defaults under the Lease, as amended hereby, at any time during the remainder of the current Lease Term or the Extended Lease Term and fails to cure such default within any applicable cure period under the Lease, then all Abated Base Rent shall immediately become due and payable. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Share of Operating Expenses and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

3.
Additional Security Deposit and Letter of Credit. No additional Security Deposit shall be required in connection with this Amendment. Landlord currently holds a Letter of Credit in the amount of $300,000.00 pursuant to the terms of Paragraph 5 the Lease. Notwithstanding anything to the contrary set forth in the Lease, provided that Tenant is not in default beyond any applicable notice and cure period set forth in the Lease, upon the full execution and delivery of this Amendment, Tenant shall have no further obligation to maintain the Letter of Credit in accordance with the terms of the Lease. Within thirty (30) days following the full execution and delivery of this Amendment, Landlord shall return the Letter of Credit to Tenant.

4.
Additional Rent. For the period commencing on the Extension Date and ending on the Extended Expiration Date, Tenant shall pay all additional rent payable under the Lease, including Tenant’s Share of Operating Expenses in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.

5.1
Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Tenant hereby acknowledges and agrees that Landlord has fulfilled all of its obligations pursuant to Exhibit “C” to the Lease.

5.2
Responsibility for Improvements to Premises. Tenant may perform improvements to the Premises in accordance with the Exhibit A attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Landlord’s Address. Landlord’s Address set forth on the signature page of the Lease is hereby deleted in its entirety and replaced with the following:
“1031, 1035, 1039 North McDowell, LLC
c/o Investcorp International, Inc.
280 Park Avenue – 36th Floor
New York, New York 10017

With a copy to:

Investcorp International, Inc.
c/o Veritas Property Management
1600 Corporate Circle
Petaluma, California 94954”

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6.2	Extension Option. Tenant has exercised its first Extension Option and has one Extension Option remaining to renew the Lease Term pursuant to Paragraph 26 of the Lease.

6.3	Right of First Offer. The Right of First Offer set forth in Paragraph 27 of the Lease is deleted in its entirety and is null and void and of no further force and effect.

7.	Miscellaneous.

7.1
This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.4
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Indemnitees harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

7.5
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Extended Lease Term, an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

7.6
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord's interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or

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board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.
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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

1031, 1035, 1039 NORTH MCDOWELL, LLC,
a Delaware limited liability company

By: PVP Holdings JV, LLC,
        a Delaware limited liability company

By: PVP Holdings Capital, LLC,
        a Delaware limited liability company
        its Managing Member

By:    /s/ H. Herbert Myers

Name:    H. Herbert Myers

Its:     Vice President

Dated: February 6, 2013

CALIX NETWORKS, INC., a Delaware corporation By: /s/ Jim Sanfillippo Name: Jim Sanfillippo Its: Director, Facilities Dated: February 1, 2013

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EXHIBIT A – TENANT ALTERATIONS
attached to and made a part of the Amendment dated as of February 1, 2013, between 1031, 1035, 1039 NORTH MCDOWELL, LLC, a Delaware limited liability company, as Landlord and CALIX NETWORKS, INC., a Delaware corporation, as Tenant

1.    Tenant, following the full and final execution and delivery of the Amendment to which this Exhibit A is attached, shall have the right to repair, replace and/or upgrade, as necessary, the heating, ventilation and air conditioning system exclusively servicing the Premises, and to otherwise perform repair, remodeling, maintenance and construction work, as necessary, in the Premises (collectively, the “Tenant Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Paragraph 10.2 of the Lease, including, without limitation, approval by Landlord of the contractors to be retained by Tenant to perform such Tenant Alterations. Tenant shall be responsible for all elements of the Tenant Alterations (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of any plans shall in no event relieve Tenant of the responsibility for such design. In addition to the foregoing, Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant’s performance and installment of the Tenant Alterations (including, without limitation, any legal compliance requirements arising outside of the Premises). Landlord’s approval of the contractors to perform the Tenant Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Tenant Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Tenant Alterations, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.    Provided Tenant is not in default, Landlord agrees to contribute the sum of $410,410.00 (representing $5.00 per rentable square foot of the Premises) (the “Allowance”) toward costs which are payable by Tenant and reasonably related to Tenant’s performance of the Tenant Alterations in the Premises (including, without limitation, space planning costs, third party consultant fees and contractor fees). Except as provided above and in Section 3 below, the Allowance may only be used for hard costs in connection with the Tenant Alterations. The Allowance shall be paid to Tenant or, at Tenant’s option, to the order of the general contractor that performed the Tenant Alterations, within thirty (30) days following receipt by Landlord of (a) receipted bills covering all labor and materials expended and used in the Tenant Alterations; (b) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (c) full and final waivers of lien; and (d) the certification of Tenant that the Tenant Alterations have been installed in a good and workmanlike manner, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.    In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit A by February 1, 2015, any unused

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amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Notwithstanding anything to the contrary set forth herein, upon completion of the Tenant Alterations and application of the Allowance to the costs related thereto pursuant to Section 2 above, if any portion of the Allowance is then remaining (the “Unused Allowance”), Tenant, provided it is not in default under the Lease, as amended, shall be entitled to deliver written notice to Landlord by no later than February 1, 2015, requesting that Landlord apply the Unused Allowance (if any) as a credit against the next installment(s) of Base Rent payable by Tenant under the Lease, as amended hereby. However, in no event shall Landlord have any obligation to apply any portion of the Unused Allowance to Base Rent if Tenant does not deliver such written notice to Landlord by February 1, 2015 and any unused amount remaining after such date shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance.

4.    Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5.    This Exhibit A shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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